As filed with the Securities and Exchange Commission on June 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________

LUXFER HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

________________________

England and Wales	98-1024030
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8989 North Port Washington Road, Suite 211

Milwaukee, WI 53217

Telephone: +1 (414) 269-2419

(Address of principal executive offices, including zip code)

________________________

Luxfer Holdings PLC Long-Term Umbrella Incentive Plan

Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan

(Full title of the Plans)

________________________

Megan E. Glise

General Counsel and Company Secretary

Luxfer Holdings PLC

8989 North Port Washington Road, Suite 211

Milwaukee, WI 53217

Telephone: +1 (414) 269-2419

(Name, address and telephone number, including area code, of agent for service)

________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Luxfer Holdings PLC Long-Term Umbrella Incentive Plan and the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan (together, the “Plans”) covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be and are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Luxfer Holdings PLC (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-35370), filed with the Commission on February 24, 2022;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (1) above; and

(3) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35370) filed by the Registrant with the Commission on December 8, 2011 pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to any applicable provisions of U.K. statutory corporate law (including any orders, regulations, or other subordinate legislation made thereunder), the Registrant may indemnify any director of the Registrant or of any associated company against all liability and may purchase and maintain for any director of the Registrant or of any associated company insurance against any liability. The Registrant does maintain such insurance for such persons.

2

Sections 232 to 236 of the Companies Act 2006 provide as follows:

“232. Provisions protecting directors from liability

(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.
(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.
3

(5)	For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.
(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5)	For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in a directors’ report

(1)	This section requires disclosure in directors’ report of—

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

4

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)	If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.
(3)	If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.
(4)	If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.
(5)	If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

The Plans provide that, to the extent permitted by applicable law, the Registrant will indemnify each director or employee of the Registrant to whom any duty or power relating to the administration or interpretation of the Plans has been given against any cost or expense or liability arising out of any action, omission or determination relating to the Plans.

Item 7.	Exemption from Registration Claimed.

Not applicable.

5

Item 8.	Exhibits.
Exhibit Number	Description
4.1(1)	Articles of Association of the Registrant, initially filed with the SEC on December 2, 2011 and as amended on May 22, 2018 and as amended on May 15, 2019.
4.2	Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, as amended and restated on June 8, 2022.
4.3	Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan, as amended and restated on June 8, 2022.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (contained on signature page hereto).
107	Calculation of Filing Fee Tables

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-35370), filed with the Commission on February 24, 2022.

Item 9.	Undertakings.
A.	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
6

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Manchester, United Kingdom, on the 8th day of June, 2022.

LUXFER HOLDINGS PLC

Date: June 8, 2022	By:	/s/ Andrew Butcher
Andrew Butcher
Chief Executive Officer

POWER OF ATTORNEY

The Registrant and each person whose signature appears below constitutes and appoints Megan E. Glise, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andrew Butcher	Director and Chief Executive Officer (Principal Executive Officer)	June 8, 2022
Andrew Butcher

/s/ Patrick Mullen		June 8, 2022
Patrick Mullen	Director

/s/ Clive Snowdon		June 8, 2022
Clive Snowdon	Director

/s/ Richard Hipple		June 8, 2022
Richard Hipple	Director

/s/ Lisa Trimberger		June 8, 2022
Lisa Trimberger	Director

/s/ Stephen Webster		June 8, 2022
Stephen Webster	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Butcher		June 8, 2022
Andrew Butcher	Authorized U.S. Representative

8